Exhibit 99.1

Asterias Biotherapeutics, Inc. Plans to File Registration Statement for Underwritten Public Offering

MENLO PARK, Calif. & ALAMEDA, Calif.--(BUSINESS WIRE)--October 28, 2013--Asterias Biotherapeutics, Inc., a majority-owned subsidiary of BioTime, Inc. (NYSE MKT: BTX), announced today that it plans to file a registration statement with the Securities and Exchange Commission in November 2013 for an underwritten public offering of units, with each unit consisting of one share of Series B common stock, $0.0001 par value per share, and one redemption right in respect of one share of Series B common stock. The shares of Series B common stock and redemption rights will immediately separate after purchase and will be freely tradable as separate securities after the closing of the offering.

Asterias plans to use the net proceeds of the offering, expected to be between $12 million and $15 million, to fund its product development programs and for working capital. Asterias plans to apply to list the Series B common stock on the NYSE MKT under the symbol AST. Prices for the redemption rights are expected to be quoted on the OTC Bulletin Board. The number of units to be offered and the price range for the units have not yet been determined.

Each redemption right will entitle the holder to sell one share of Series B common stock to Asterias during a redemption period that will commence 30 days prior to the third anniversary of the closing of the offering and that will end on that third anniversary date. If a share of Series B common stock is redeemed through the exercise of a redemption right, Asterias will pay the shareholder either an amount of cash or shares of common stock, no par value, of its parent company, BioTime, Inc. (“BioTime”), or a combination of cash and BioTime common stock, with a value equal to the initial public offering price of the Asterias Series B common stock. The decision whether to pay the redemption price in cash or BioTime common stock will be made by the Board of Directors of Asterias in its discretion at the time of any redemption. The redemption rights will expire on the earlier of (a) the third anniversary of the closing of the offering, and (b) the date, if any, on which the closing price of the Asterias Series B common stock, as reported on a national securities exchange or the OTC Bulletin Board, has been at least 150% of the redemption price for 10 consecutive trading days. Redemption rights will not be exercisable after they expire.

Asterias plans to file a registration statement relating to these securities with the Securities and Exchange Commission relating to these securities during November 2013. These securities may not be sold nor may offers to buy these securities be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities or any BioTime securities; nor shall there be any offer or sale of any of such securities in any state in which an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Asterias

Asterias Biotherapeutics is a subsidiary of BioTime, Inc., whose first acquisition was the stem cell assets of Geron Corporation, which was completed on October 1, 2013. That acquisition includes Geron’s entire cell therapy intellectual property portfolio, existing contracts and license agreements related to their stem cell programs, INDs for OPC1 and VAC1 cell therapies, master cell banks of hESCs and therapeutic cells manufactured under cGMP, research cell banks, customized reagents and equipment, and banks of cGMP-manufactured OPC1 drug product used in Geron’s Phase 1 trial in subacute spinal cord injury, the world’s first human clinical trial of hESC-derived cells.

CONTACT:
Asterias Biotherapeutics, Inc.
Thomas Okarma, MD, PhD, 650-433-2900
President & CEO
tokarma@asteriasbio.com